Exhibit 10.28

Hexion Specialty Chemicals, Inc.
180 East Broad Street Columbus, OH 43215 hexion.com

November 13, 2008

Joseph Bevilaqua

3859 Fairlington Drive

Columbus, OH 43220

USA

Dear Jody,

Further to recent discussions, I am pleased to confirm, on behalf of Hexion Specialty Chemicals, Inc. the terms of your assignment as follows:

Appointment

You will be appointed to the position of EVP and President of Epoxy and Phenolic Resins Division reporting to me. Your office location will be Hexion Specialty Chemicals; Seattelweg, Netherlands.

Commencement

The assignment will commence on November 1, 2008 subject to prior receipt of:

•	any required work permit,

•	visas for you and your spouse and any other authorizations which may be necessary, and

•	satisfactory medical reports for yourself and your spouse – this will be your responsibility to obtain and will be reimbursed by the company for the expense.

The company will assist in helping you obtain the appropriate visas. In the event that there is a delay to these formalities it may be necessary to re-arrange the proposed commencement date.

Duration

The assignment is expected to be for a period of 36 months from the date of actual commencement. This period may be varied subject to mutual agreement between yourself and the Company. The assignment and future opportunities will be reviewed 12 to 18 months prior to your return to the U.S.

Compensation

Effective October 1, 2008, your notional base salary will be $500,000 per annum. Your notional salary will be next reviewed on April 1, 2010. Each April your assignment salary will be recalculated to reflect any merited increase based on your Home Country merit guidelines.

Your salary will be paid to your US bank account. The Company will pay your actual U.S. and host country taxes attributable to your Hexion income annually. In exchange for these payments, hypothetical taxes will be withheld from your pay to represent the Federal, State and local (if applicable) taxes you would have had to pay had you remained at your U.S. home location.

Your final year-end tax obligation will be calculated in accordance with appropriate Tax Equalization methodologies in your Home and Host Country.

You must obtain tax advice from Deloitte with respect to Home Country and Host Country tax obligations, at the beginning and end of your assignment. During your assignment through the year of your repatriation, the Company will pay for Home Country tax preparation assistance, Host Country tax preparation assistance, and any appropriate tax reconciliation.

You will continue to participate in the annual Hexion Incentive Compensation Program which provides an individual target of 70%. Your individual incentive goals will be measured against predetermined objectives as you undertake your assignment. You should discuss and agree to these objectives with your manager. Any payment due to you will be calculated on your Home Country Notional Salary.

Holiday and Travel Arrangements

Your annual holiday (vacation) entitlement will be 20 days. In addition you will be entitled to public holidays as observed by your Host Company.

The Company will reimburse you up to $25,000 annually to cover personal travel for you and your family members.

Illness, Injury and Medical Coverage

For the duration of your assignment you and your spouse will be enrolled in the Aetna Global Medical and Dental Plan unless you choose to remain in the U.S. health benefits program. Any medical or dental costs not covered under these schemes will be to your own account.

In the event of a serious illness of a member of your immediate family the Company will provide you with compassionate leave, including return airfare to the home location, in accordance with the Company business travel policy.

In the unfortunate event of a death of a member of your immediate family your the Company will provide you and your spouse with compassionate leave including return airfare to the home location, in accordance with the Company business travel policy.

Relocation and Repatriation

The Company will provide airfare for you and your spouse, from the United States to your Host Country on taking up the assignment and back to the United States on its completion. The class of travel will be incompliance with the corporate Hexion Travel Policy.

The cost of shipping your personal effects from the United States and their return to the United States will also be covered up to 350kg by air and 30 cubic meters by surface/sea.

You will receive a relocation (disturbance) allowance at both the beginning and the end of your assignment equivalent to 10% of your notional base salary, [Currently estimated at $50,000 USD net.] The first beginning relocation allowance is to be paid the later of 30 days of assignment commencement or Hexion receiving your signed assignment agreement. This allowance is being paid to cover incidental expenses that you are likely to incur in leaving and later returning to your home, e.g., special maintenance needs, mail diversion, movement of personal effects into and out of storage, storage, vet’s bills, tips, sale of vehicle, additional insurance or leasing expense etc.]

Upon repatriation to your Home Country, the Company will provide up to 60 days temporary housing for you and your spouse. In addition, the Company will provide a $2500/USD one time net amount to cover expenses for you and your spouse during this time.

Housing

Your total housing allowance will be up to $5000 USD/Mo, this considers the cost of furnished housing and utilities. You are responsible for the provision of soft furnishings including linen, kitchenware, crockery, glassware and minor electrical equipment.

The Company will also provide temporary housing of up to 45 days upon your arrival in your Host Country.

Cost of Goods

You will be provided with a monthly cost of goods allowance of $4800 USD.

Transportation

You will be provided with a company vehicle under the terms of the Hexion European Automobile Policy.

The Company will compensate for the loss of one automobile resulting from the forced sale in your Home Country. If the actual sale price is less than the published valuation market price, the Company will reimburse the difference between sale price and the market price for the make, model, and year of the car, and other considerations (including mileage, wear and tear, etc.). Maximum reimbursement is $1500. No further expenses relating to maintaining, insuring, purchasing, or selling one or more cars will be covered.

Language and Cultural Lessons

Your Host Company will pay for 6 months of specialized cultural and language training for you and your spouse upon your arrival.

Specific Terms and Conditions

You will continue to be eligible for the Hexion retirement program in the United States. Your contributions for these plans will be based on your notional base salary, and deductions will be made accordingly from your salary paid in your Home Country.

Completion of Assignment

Upon successful completion of this assignment, the Company will make a good-faith effort to move you on to a position which will enable you to continue to develop your career and where Hexion can benefit from the skills and experience you acquire while on assignment.

The Company will seek to offer you a suitable alternative position in the US upon successful completion of the assignment. However, the Company cannot provide any guarantee that a suitable comparable position will be available upon completion of your assignment. If no position is available to you in the US, the Company will be responsible for relocating you back to the US.

On return following successful completion of the assignment, you will continue under the normal Country terms and conditions of employment and the additional benefits associated with your International assignment will cease to apply.

Early Termination of Assignment

Your assignment may be terminated early if:

•	you give not less than 3 months’ written notice to the Company, or

•

the Company gives written notice to you to take effect at any time stated in the notice if in the absolute discretion of the Company, for any reason. It is impracticable or undesirable for the assignment to continue. The Company will make every effort to give you as much notice as possible but at least a minimum of 3 months.

On early termination of the assignment by the Company:

•	repatriation arrangements will apply as if the assignment had been completed, and

•	you will be reimbursed for unavoidable expense incurred as a result of termination for a maximum period of 3 months from repatriation.

In the event you have given notice in order to terminate your employment, you will be responsible for all arrangements and costs associated with your repatriation. You must be actively employed to receive any of the assignment allowances that are described in this agreement.

Obligations of the Assignment

You must devote the whole of your working time and attention to the assignment and in consequence you are not permitted to engage in any other business activity in your Host Country or any other occupation undertaken for profit or gain.

You are expected to comply with local conditions of employment and administrative procedures including safety regulations, local working hours, works rules, and business expense claims.

As a representative of Hexion you are expected to comply with the local laws, customs and regulations in your Host Country.

Modifications to Existing Terms and Conditions

Throughout the assignment you will remain an employee of your Home Country but once you leave your current job to take up this assignment, your terms and conditions of employment are supplemented by the terms of this letter and attachments.

Law

US law is the proper law of this Agreement.

Please confirm your acceptance of this assignment offer by signing and returning the duplicate copy of this letter.

On behalf of Hexion may I take this opportunity of congratulating you on this appointment and wishing you and your family every success.

Yours sincerely,

/s/ Craig O. Morrison
Craig O. Morrison
President and Chief Executive Officer
Hexion Specialty Chemicals, Inc.

I am pleased to accept the assignment under the terms referred to above and the attached addendums.

/s/ Joseph P. Bevilaqua	11/17/08
Joseph Bevilaqua	Date

cc	Judy Sonnett
US file